D-Wave Regains Compliance with NYSE Continued Listing Standards

PALO ALTO, Calif. --- November 4, 2024 --- D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave”), a leader in commercial quantum computing systems, software and services, today announced it has regained compliance with the New York Stock Exchange (“NYSE”) continued listing standard for minimum share price under Section 802.01C of the NYSE Listed Company Manual.
On November 1, 2024, the NYSE provided D-Wave with a notification letter of recompliance based on a calculation of the Company’s average closing share price for the 30 trading days ended October 31, 2024, which reflected an average closing share price above the NYSE’s $1.00 minimum requirement.
D-Wave will continue to be traded on the NYSE, subject to its continued compliance with all applicable listing standards.
About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services, and is the world’s first commercial supplier of quantum computers—and the only company building both annealing quantum computers and gate-model quantum computers. Our mission is to unlock the power of quantum computing today to benefit business and society. We do this by delivering customer value with practical quantum applications for problems as diverse as logistics, artificial intelligence, materials sciences, drug discovery, scheduling, cybersecurity, fault detection, and financial modeling. D-Wave’s technology has been used by some of the world’s most advanced organizations including Mastercard, Deloitte, Davidson Technologies, ArcelorMittal, Siemens Healthineers, Unisys, NEC Corporation, Pattison Food Group Ltd., DENSO, Lockheed Martin, Forschungszentrum Jülich, University of Southern California, and Los Alamos National Laboratory. With its Quantum Center of Excellence located near Vancouver, Canada, D-Wave's global operations are based in Palo Alto, CA.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Contacts:

Investor Contact:
Kevin Hunt
ir@dwavesys.com

Media Contact:
Alex Daigle
media@dwavesys.com